Exhibit 99.1

NeuroMetrix, Inc. Reports Third Quarter 2005 Results; Total Revenues of $9.1 Million; 89% growth over Third Quarter 2004

WALTHAM, Mass.—(BUSINESS WIRE)—October 27, 2005—NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the design, development and sale of proprietary products used to diagnose neuropathies, or diseases of the nerves, announced today the financial results for the three month and nine month periods ended September 30, 2005.

Total revenues for the three months ended September 30, 2005, the Company’s third quarter, were $9.1 million, compared with $4.8 million for the third quarter of 2004, representing an increase of 89%.   Total revenues for the nine months ended September 30, 2005 were $24.0 million, compared with $12.1 million for the same period in 2004, representing an increase of 97%.  During the three month periods ended September 30, 2005 and September 30, 2004, 88% and 87% of revenues, respectively, were derived from biosensor sales and 12% and 13% of revenues, respectively, were derived from diagnostic device sales.  During the nine month periods ended September 30, 2005 and September 30, 2004, 88% of revenues were derived from biosensor sales in each period and 12% of revenues were derived from diagnostic device sales in each period.

The gross margin percentage for the third quarter of 2005 was 74.6% of revenues compared with 73.2% of revenues for the third quarter of 2004.  In the third quarter of 2005, the gross margin percentage for biosensors was 74.5% of revenues compared with 73.9% in the third quarter of 2004.  The gross margin percentage for diagnostic devices was 75.2% of revenues for the third quarter of 2005, compared with 68.5% of revenues in the third quarter of 2004.

The gross margin percentage for the nine months ended September 30, 2005 was 74.0% of revenues compared with 72.9% of revenues for the nine months ended September 30, 2004.  For the nine months ended September 30, 2005, the gross margin percentage for biosensors was 74.1% of revenues compared with 73.9% for the same period in 2004.  The gross margin percentage for diagnostic devices was 73.8% of revenues for the nine months ended September 30, 2005, compared with 65.7% for the same period in 2004.

Income from operations for the third quarter of 2005 was $551,000, compared to a loss from operations of $(758,000) in the same period of 2004.  Net income for the third quarter of 2005 was $769,000 compared with a net loss of $(1,373,000) in the third quarter of 2004.  The loss from operations for the nine months ended September 30, 2005 was $(445,000) compared with a loss from operations of $(2,559,000) for the same period in 2004.  Net income for the nine months ended September 30, 2005 was $133,000 compared with a net loss of $(3,449,000) for the nine months ended September 30, 2004.

Basic and diluted net income per share was $0.06 for the three months ended September 30, 2005 compared with a basic and diluted net loss per share of $(0.18) for the three months ended September 30, 2004.  The basic and diluted net income per share for the nine month period ended September 30, 2005 was $0.01 compared with a basic and diluted net loss per share of $(3.46) for the nine months ended September 30, 2004.  The net loss attributable to common stockholders for the three and nine months ended September 30, 2004 included charges relating to the Company’s preferred stock of $191,000 and $9.2 million, respectively.  All outstanding shares of preferred stock were converted to common stock in connection with the Company’s initial public offering in July 2004.

Cash and cash equivalents, short-term investments and long-term investments totaled $30.8 million as of September 30, 2005, compared with $30.0 million as of December 31, 2004.

Shai N. Gozani, M.D., Ph.D., NeuroMetrix’s President & CEO commented, “During the third quarter of 2005, we posted strong top line growth of 89% on a year over year basis due to the continuing customer demand for our NC-stat neuropathy diagnostic solution.  Our financial performance continued to be driven by growth in the primary care physician market, where we experienced an increase of 149% in biosensor usage on a year-over-year basis in the third quarter of 2005.  We also experienced strong growth in the specialty care market with 40% year over year growth in the third quarter of 2005.  We expanded our overall active customer count to a total of 2,969 as of the end of the third quarter of 2005.  A total of 187,900 biosensors were utilized by our customers during the third quarter of 2005, an increase of 94% over the 96,800 biosensors utilized in the third quarter of 2004.”

Dr. Gozani further commented:  “In support of our long term goal of top line growth, we expect to increase our direct sales force by approximately 10-15 additional regional sales managers with the hiring process planned for the first quarter of 2006.  We expect our operating expenses to increase as a result of this expansion of the sales force and as a result of expenses associated with Sarbanes Oxley 404.  However, we believe that the strengthening of our sales force will further advance our goal of creating a new standard of care throughout the marketplace. ”

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 10:00 a.m. Eastern time on October 27, 2005 to discuss the Company’s financial results for the three month and nine month periods ending September 30, 2005. In addition, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company.

The conference call may be accessed in the United States by dialing 1-800-659-1966 and using the confirmation code 20016042.  Internationally, the conference call may be accessed by dialing 1-617-614-2711, and using the same confirmation code. The webcast, along with the earnings press release and accompanying condensed financial statements, will be accessible from the Company’s website at www.neurometrix.com under the “Investors” tab and a replay of the webcast will be available on the Company’s website for twelve months.  A replay of the conference call will be available starting two hours after the call by dialing 1-888-286-8010, domestically and 1-617-801-6888, internationally. The confirmation code to access the replay is 65021577.

About NeuroMetrix

NeuroMetrix is a medical device company establishing a new standard of care through the design, development and sale of proprietary products used to diagnose neuropathies. Neuropathies are diseases of the peripheral nerves and parts of the spine that frequently are caused by or associated with diabetes, low back and leg pain and carpal tunnel syndrome, as well as other clinical disorders.  These clinical indications affect millions of patients in the United States. The NC-stat System, the Company’s neuropathy diagnostic system, has been on the market since May 1999 and is presently used in nearly 3,000 physician’s offices, clinics and other health care facilities in the United States. The Company holds issued utility patents covering a number of important aspects of the NC-stat System.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with: dependence on the NC- stat System and its components; the Company’s ability to increase its customer base and expand the market for its products; the ability to manage growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company’s customers for procedures performed using the NC-stat System; compliance with applicable quality control and manufacturing standards; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to other medical device products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; dependence upon computer and communication infrastructure utilized by the Company’s products; the Company’s capital and financing needs; and any failure of the Company to successfully integrate acquired businesses. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

NeuroMetrix, Inc

Condensed Statement of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2004	2005	2004
Revenues:
Diagnostic device	$1,133,378	$614,565	$2,906,291	$1,502,482
Biosensor	7,976,058	4,204,753	21,060,415	10,643,118
Total revenues	9,109,436	4,819,318	23,966,706	12,145,600

Cost of revenues	2,317,841	1,290,243	6,225,630	3,287,873
Gross margin	6,791,595	3,529,075	17,741,076	8,857,727

Operating expenses:
Research and development	929,905	942,913	2,863,179	2,434,792
Sales and marketing	3,489,091	2,037,840	10,228,241	5,634,389
General and administrative	1,821,878	1,306,172	5,094,398	3,347,124
Total operating expenses	6,240,874	4,286,925	18,185,818	11,416,305

Income (loss) from operations	550,721	(757,850)	(444,742)	(2,558,578)

Interest income	218,544	51,629	579,591	70,166
Interest expense	—	(666,674)	(2,042)	(960,404)
Net income (loss)	769,265	(1,372,895)	132,807	(3,448,816)

Accretion of Redeemable convertible preferred stock	—	(190,874)	—	(1,386,301)
Deemed dividend on Redeemable convertible preferred stock	—	—	—	(787,885)

Beneficial conversion Feature associated with Redeemable convertible preferred stock	—	—	—	(7,050,771)
Net income (loss) attributable to common stockholders	769,265	(1,563,769)	132,807	(12,673,773)

Net income (loss) per common share:
Basic	$0.06	$(0.18)	$0.01	$(3.46)
Diluted	$0.06	$(0.18)	$0.01	$(3.46)

Weighted average shares used to compute basic and diluted net income (loss) per common share:
Basic	12,187,835	8,819,558	12,105,992	3,660,515
Diluted	13,103,158	8,819,558	12,880,666	3,660,515

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30, 2005	December 31, 2004
Assets
Current assets:

Cash and cash equivalents	$3,303,619	$1,936,241
Short-term investments	27,519,760	18,574,593
Accounts receivable, net	4,160,668	3,126,565
Inventory	2,123,043	1,284,261
Prepaid expenses and other current assets	519,074	672,970
Current portion of deferred costs	195,723	140,719
Total current assets	37,821,887	25,735,349

Restricted cash	1,458,600	1,897,200
Long-term investments	—	9,497,158
Fixed assets, net	789,676	679,359
Deferred costs	212,631	143,462

Total assets	$40,282,794	$37,952,528

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable	$1,268,054	$899,291
Accrued expenses	2,719,771	1,936,626
Current portion of deferred revenue	645,316	399,468

Total current liabilities	4,633,141	3,235,385

Deferred revenue	756,948	471,734
Other long-term liabilities	145,455	189,091

Total liabilities	5,535,544	3,896,210

Stockholders’ equity
Common stock	1,221	1,203
Additional paid-in capital	92,584,941	92,278,379
Deferred compensation	(493,541)	(745,086)
Accumulated deficit	(57,345,371)	(57,478,178)

Total stockholders’ equity	34,747,250	34,056,318

Total liabilities and stockholders’ equity	$40,282,794	$37,952,528

CONTACT: NeuroMetrix, Inc.
Bradford Smith, 781-314-2741
Chief Financial Officer
neurometrix.ir@neurometrix.com
SOURCE: NeuroMetrix, Inc.